Exhibit 99.1

Gasco
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Energy

For Immediate Release on Wednesday, February 11, 2004

          Gasco Energy Announces $21.5 Million Equity Private Placement

DENVER - (PR Newswire) - February 11, 2004 - Gasco Energy, Inc. (OTCBB: GASE) today announced the sale through a private placement of 14,333,334 shares of its common stock to a group of accredited investors at a price of $1.50 per share. Proceeds to the company, net of fees and estimated expenses were $20,072,000. There were no warrants or other financial instruments attached to this placement of common shares. Proceeds will be used for general corporate purposes including the development and exploitation of Gasco's Riverbend Project in the Uinta Basin in Uintah County, Utah.

The shares sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044